UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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On June 10, 2019, HomeStreet, Inc. first made publicly available the following revised version of Slide 46 of its investor presentation previously filed as definitive additional materials on Schedule 14A with the U.S. Securities and Exchange Commission on May 30, 2019.  The following revised Slide 46 replaces the previously-filed Slide 46 in its entirety.  A complete, updated investor presentation is available on the Company’s website at https://VoteHMST.com.

» We believe Roaring Blue Lion has made it abundantly clear that its ultimate preferred goal is a sale of the Company » After the sale of our home loan center - based mortgage origination business and related MSRs, HomeStreet is working to further the success of our Commercial and Consumer Banking Business and is pursuing a strategy to further improve efficiency and profitability – and increase value for ALL shareholders January 25, 2019 Roaring Blue Lion Letter to Investors April 2019 Roaring Blue Lion Presentation False Narrative: Roaring Blue Lion’s End Game The Reality: It seems clear that Roaring Blue Lion’s ideal end game has always been selling the Company We believe Roaring Blue Lion is not focused on long - term value at HomeStreet